Exhibit 99.1

Nevada Gold & Casinos Announces Financing Commitment

Provides Additional Club Fortune Acquisition Information

LAS VEGAS, NV – June 9, 2015 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced that is has received a firm financing commitment from Mutual of Omaha Bank for the acquisition of the Club Fortune Casino in Henderson, Nevada. The Company’s current facility will be amended to increase the maximum borrowing capacity to $23.0 million, sufficient to fund the transaction.

About the Transaction

The Club Fortune Casino acquisition includes a 35,000 square foot building and 8 acres of land. The casino is approximately 25,000 square feet and includes over 500 slot machines, 7 table games and a poker room. The facility also has a restaurant, two bars, an entertainment lounge, snack bar and gift shop. Closing is subject to customary contingencies, including approval by the Nevada Gaming Commission.

The Company is filing an 8-K with the Securities and Exchange Commission providing additional investor financial information on this transaction. This information is also available on the Company’s website at nevadagold.com, under Investor Presentations.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 10 gaming operations in Washington (wagoldcasinos.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Stonegate Capital Partners

Casey Stegman

(214) 987-4121

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